Exhibit 99.1

Public Relations Contact: Bob Wientzen Quantum Corporation 720-201-8125 bob.wientzen@quantum.com	Investor Contact: Rob Fink FNK IR 646-809-4048 rob@fnkir.com

Quantum Completes Restatement and Demonstrates Significant Traction on Business Transformation

Under Leadership of Reconstituted Board of Directors and Executive Management, Company Driving Financial Performance and Achieves Significantly Improved Results

Fiscal Q1 2020 Loss of $3.8 million and Adjusted Net Income of $4.4 Million

SAN JOSE, Calif. — August 6, 2019 — Quantum Corporation (OTC: QMCO) today announced financial results for its first fiscal quarter ended June 30, 2019. In addition, the Company announced that it has completed the previously announced financial restatement process and provided results for each of the three fiscal years ended March 31, 2017, March 31, 2018 and March 31, 2019, which include the financial data and discussion for all interim periods for these fiscal years.

“Today, Quantum is a leaner, more efficient company poised for growth based on a series of transformative steps we have taken,” commented Jamie Lerner, Chairman and CEO, Quantum. “With the leadership of our new shareholder engaged Board of Directors and executive team, we’ve eliminated over $70 million in annualized expenses, completed the restatement process, and are ready to capitalize on a revitalized and healthy tape market as well as the expanding opportunity to store and manage video and image data across a wide range of industries.”

First Fiscal Quarter of 2020 (Period ended June 30, 2019) vs. Prior-Year First Quarter

Revenue was $105.6 million for the first fiscal quarter in 2020, compared to $107.5 million in the year-ago quarter.

Inclusive of $8.3 million in non-recurring charges, net loss was $3.8 million in the first fiscal quarter of 2020, compared to a net loss of $7.5 million including $9.8 million in non-recurring charges in the year ago quarter.

Excluding $8.3 million in non-recurring charges, Adjusted Net Income was $4.4 million, or $0.11 per diluted share in the first fiscal quarter of 2020, compared to an Adjusted Net Income of $2.3 million, or $0.06 per diluted share, in the year-ago quarter after excluding $9.8 million in non-recurring charges.

Gross profit in the first fiscal quarter of 2020 was $45.8 million or 43% gross margin, compared to $46.3 million or 43% in the year-ago quarter. Gross margins remained flat year over year despite lower royalty revenue in the first fiscal quarter of 2020 that was negatively impacted by LTO media supply issues, which were resolved in early August as described below.

Total operating expenses in the quarter were $43.1 million or 41% of sales, compared to $50.7 million, or 47% in the year-ago quarter. SG&A expenses declined 11% to $34.4 million compared to $38.5 million in the year-ago quarter. R&D expenses were $8.4 million, up 1% compared to $8.3 million in the year-ago quarter.

The Company incurred $6.3 million in interest expense, compared to $3.9 million in the year-ago quarter.

Adjusted EBITDA increased 82% to $13.1 million in the first fiscal quarter of 2020, compared to $7.2 million in the year-ago quarter.

Balance Sheet and Liquidity as of June 30, 2019

•

Cash and cash equivalents of $10.8 million as of June 30, 2019, compared to $10.8 million as of March 31, 2019. These amounts exclude $5.0 million in restricted cash required under the Company’s Credit Agreements.

•

Outstanding long-term debt as of June 30, 2019 was $146.1 million net of $16.4 million in unamortized debt issuance costs and $1.7 million in current portion of long-term debt. This compares to $145.6 million of outstanding debt as of March 31, 2019, net of $17.3 million in unamortized debt issuance costs and $1.7 million in current portion of long-term debt. Quantum also has a $45 million revolving credit facility which was undrawn at both June 30, 2019 and March 31, 2019.

•	Total interest expense for fiscal Q1 2020 was $6.3 million.

Financial and Operational Highlights

•	Gross margins improved by three percentage points from 39% in fiscal 2018 to 42% in fiscal 2019 primarily due to lower headcount in service and improved gross margins on products.

•

Recurring, high-margin Services revenue decreased slightly from $136.5 million in fiscal 2018 to $134.7 million in fiscal 2019, or 1%. The related gross profit and gross margin increased from $77.7 million and 57% in fiscal 2018 to $79.5 million and 59% in fiscal 2019.

•	Adjusted EBITDA of $32.5 million for fiscal 2019 compared to Adjusted EBITDA of negative $4.5 million in fiscal 2018, a year-over-year improvement of approximately $37.0 million.

A reconciliation between GAAP and non-GAAP information is contained in the financial information below. Additional information about Adjusted EBITDA and Adjusted Net Income information appears at the end of this release.

Management Commentary

The transformation of Quantum includes the following:

•	New Team

•

Reconstituted Board of Directors to include significant shareholders; our comprehensive transformation stems from a series of shareholder campaigns directed at corporate accountability and operational improvement

•	Since January 2018, replaced almost three-fourths of prior management

•	Recruited executives including CEO, CFO, CRO, CAO, CIO, VP Supply Chain, General Counsel, Corporate Controller and Director of Internal Audit

•	Adopted new business priorities, standards and governance practices focused on innovation and profitable sales

•	New corporate strategy focused on leading the video storage market, informed by:

•	The projection that 80% of the world’s data by 2025 will be video or video-like data

•	Quantum’s customers find us to be a leader in both the high-speed processing of video and long-term archiving of video and unstructured data

•	New gross margin focus

•	Reset sales commission plan that pays on gross margin achievement

•	Curtailed reselling low margin third party products aimed at boosting revenue at the expense of gross margins

•	Reduced annualized spending by $10 million in cost of sales expenses representing primarily headcount reductions

•	New and Enhanced Products

•	Significant physical and software enhancements to tape library products aimed at the hyperscaler and cloud market

•	Quantum F-Series, a new line of NVMe flash storage arrays

•	Quantum VS-Series, a hyperconverged platform for video surveillance and management of buildings systems

•	Quantum R-Series, ruggedized, removable storage systems for in-vehicle data capture, mobile surveillance and military applications

•	Quantum Cloud-Based Analytics, enables monitoring and configuration through the cloud, connecting all our products to the Quantum Distributed Cloud

•	New Cost Structure

•	Eliminated $60 million in annualized operating expenses that included a reduction of approximately 30% of the workforce

•	Vacated nine facilities and offices world wide

“With the restatement behind us, we are focused on growing our business profitably and creating sustainable value for our shareholders,” Mr. Lerner said. “Our key next step will be to re-list our shares on a national exchange, a goal we expect to complete by the end of 2019. With the accelerating growth of video and hi-resolution image data across all industries, a healthy tape industry that is expected to return to growth, and a right-sized expense structure, we are well-positioned to deliver positive future results for our shareholders, customers, suppliers and employees.”

Outlook

For the second fiscal quarter, management expects revenues in the range of $99 million to $105 million. Excluding approximately $3 million in non-recurring charges, the Company expects resulting Adjusted Net Income to be in the range of $2 million to $4 million. Adjusted EBITDA is expected to be in the range of $10 million to $12 million.

“We believe we have a sustainable platform from which to grow, with exciting new products targeting the future of video storage,” added Mr. Lerner. “Historically, our fiscal second quarter tends to have some seasonal impact from holiday schedules and generally slower business during the summer months. Our fiscal third quarter, which ends in December, traditionally is our strongest of the year.”

For the remaining three quarters of fiscal 2020, Quantum expects total revenues to increase by $15 million to $30 million or 6% to 10% compared to same period in the prior year, with revenues from new products increasing as the year progresses. Due to the Company’s tight cost controls and focus on improving gross margins, Quantum expects Adjusted EBITDA to increase to a range of $50 million to $55 million or by 55% to 70% for the full fiscal year compared to the prior fiscal year.

Financial Restatement Summary

In September 2018 the Company announced the substantial completion of an internal investigation conducted by a Special Committee of the Board of Directors. This investigation concluded that the previous management, who have all been terminated or are no longer part of the Company, had engaged in certain business and sales practices that may have undermined its historical accounting treatment for certain sales transactions with several distributors and at least one end customer. These practices led to the Company prematurely recognizing revenue. The Company’s finance department, overseen by the Board’s Audit Committee, completed its review of revenue for fiscal years 2015 through 2018 and identified approximately $180 million of revenue that was prematurely recorded. The revenue restatement re-casted the timing of revenue, not the quality or accuracy of the revenue itself. Excluding the first and last quarters of the restatement period, the average quarterly net revenue adjustment ranged from a decrease of approximately $7 million to an increase of approximately $5 million. These restatement adjustments did not affect historical or current cash balances and there were no significant accounts receivable write-offs over the restatement periods. All of the inventory that is remaining in distributors’ inventory and yet to be sold through to an end customer has been paid for by the distributor. Quantum expects to recognize the revenue from this remaining distributor inventory in the future when the products are sold to an end-customer. The total cost expected to be incurred for professional fees related to the internal investigation, financial restatement and related activities is approximately $33 million.

In addition, the Company is cooperating with an on-going investigation by the SEC related to the restatement. Quantum has produced a substantial volume of documents to the SEC and continues to respond to information requests from the SEC staff.

Conference call

Management will host a conference call to discuss these results today, August 6th, at 5:00 p.m. ET (2:00 p.m. PT). To access the call, please dial 844-369-8770 (toll free) or 862-298-0840 (international). The conference call will be simultaneously webcasted on the investor relations section of the Company’s website at http://investors.quantum.com under the events and presentations tab. All participants should call or access the website approximately 5 minutes before the conference begins.

Additional information regarding Quantum’s financials will be included in a slide deck that will accompany the company’s earnings conference call and webcast to guide participants through the call. The slide deck is available on the investor relations section of the Quantum’s website at http://investors.quantum.com under the events and presentations tab.

The webcast will be available for replay for at least 90 days. A telephonic replay of this conference call will also be available by dialing 919-882-2331 and using the replay ID 52893 until 11:59 p.m. ET on Tuesday, August 13, 2019.

About Quantum

Quantum technology and services help customers capture, create and share digital content – and preserve and protect it for decades. With solutions built for every stage of the data lifecycle, Quantum’s platforms provide the fastest performance for high-resolution video, images, and industrial IoT. That’s why the world’s leading entertainment companies, sports franchises, researchers, government agencies, enterprises, and cloud providers are making the world happier, safer, and smarter on Quantum. See how at www.quantum.com.

Quantum and the Quantum logo are either registered trademarks or trademarks of Quantum Corporation and its affiliates in the United States and/or other countries. All other trademarks are the property of their respective owners.

“Safe Harbor” Statement: This press release contains “forward-looking” statements. Quantum advises caution in reliance on forward-looking statements. If the risks or uncertainties ever materialize or the assumptions prove incorrect, the results of Quantum Corporation and its consolidated subsidiaries (“Quantum”) may differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to any projections of revenue, margins, expenses, Adjusted EBITDA, Adjusted Net Income, cash flows, or other financial items; any projections of the amount, timing or impact of cost savings or restructuring charges and any resulting cost savings, revenue or profitability improvements; any statements concerning the expected development, performance, market share or competitive performance relating to products or services; the resolution of pending investigations; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the need to address the many challenges facing Quantum’s businesses; the competitive pressures faced by Quantum’s businesses; risks associated with executing Quantum’s strategy; the distribution of Quantum’s products and the delivery of Quantum’s services effectively; the development and transition of new products and services and the enhancement of existing products and services to meet customer needs and respond to emerging technological trends; estimates and assumptions related to the cost (including any possible disruption of Quantum’s business) and the anticipated benefits of the transformation and restructuring plans; the outcome of any claims and disputes; and other risks that are described herein, including but not limited to the items discussed in “Risk Factors” in Quantum’s filings with the Securities and Exchange Commission, including its Form 10-K and Form 10-Q filed with the Securities and Exchange Committee on August 6, 2019. Quantum expressly disclaims any obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

QUANTUM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par value)

(Unaudited)

	June 30, 2019	March 31, 2019
Assets
Current assets:
Cash and cash equivalents	$10,806	$10,790
Accounts receivable, net of allowance for doubtful accounts of $291 and $68 as of June 30, 2019 and March 31, 2019, respectively	67,329	86,828
Manufacturing inventories	24,436	18,440
Service part inventories	19,163	19,070
Other current assets	18,305	18,095
Restricted cash	1,042	1,065

Total current assets	141,081	154,288

Property and equipment, net	8,003	8,437
Operating lease right-of-use assets	11,928	—
Restricted cash, long-term	5,000	5,000
Other long term assets	6,092	5,146

Total assets	$172,104	$172,871

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$39,986	$37,395
Deferred revenue, current	81,206	90,407
Accrued restructuring charges, current	2,405	2,876
Long-term debt current portion	1,650	1,650
Accrued compensation	13,279	17,117
Other accrued liabilities	29,674	29,025

Total current liabilities	168,200	178,470

Deferred revenue, long-term	38,771	36,733
Long-term debt, net of current portion	146,122	145,621
Operating lease liabilities	9,928	—
Other long-term liabilities	11,599	11,827

Total liabilities	374,620	372,651
Stockholders’ deficit
Preferred stock, 20,000 shares authorized; no shares issued or outstanding at June 30, 2019 and March 31, 2019	—	—
Common stock, $0.01 par value; 1,000,000 shares authorized; 36,046 and 36,040 shares issued and outstanding at June 30, 2019 and March 31, 2019, respectively	360	360
Additional paid-in capital	500,211	499,224
Accumulated deficit	(701,761)	(697,954)
Accumulated other comprehensive loss	(1,326)	(1,410)

Total stockholders’ deficit	(202,516)	(199,780)

Total liabilities and stockholders’ deficit	$172,104	$172,871

QUANTUM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE LOSS

(in thousands, except per share amounts)

(Unaudited)

	Three Months ended June 30,
Revenue	2019	2018
Product revenue	$65,796	$66,869
Service revenue	33,381	33,564
Royalty revenue	6,454	7,079

Total Revenue	105,631	107,512

Costs and expenses:
Product cost of revenue	47,200	45,438
Service cost of revenue	12,593	15,735

Total cost of revenue	59,793	61,173

Gross profit	45,838	46,339

Operating expenses:
Research and development	8,383	8,261
Sales and marketing	15,856	19,125
General and administrative	18,588	19,391
Restructuring charges	263	3,907

Total operating expenses	43,090	50,684

Income (loss) from operations	2,748	(4,345)
Other (income) expense, net:
Interest expense, net	6,306	3,935
Other (income) expense, net	(89)	(220)

Net loss before income taxes	(3,469)	(8,060)
Income tax expense (benefit)	338	(575)

Net loss	$(3,807)	$(7,485)

Loss per share basic and diluted	$(0.11)	$(0.21)

Weighted-average shares outstanding—basic and diluted	36,045	35,444

Net loss	$(3,807)	$(7,485)

Change in foreign currency translation adjustments	84	880

Total comprehensive loss	$(3,723)	$(6,605)

QUANTUM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Three Months Ended June 30, 2019	Three Months Ended June 30, 2018
Cash flows from operating activities:
Net loss	$(3,807)	$(7,485)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,021	1,131
Amortization of debt issuance costs	1,004	171
Provision for product and service inventories	1,572	3,871
Stock-based compensation expense	987	427
Non-cash interest expense	5	632
Bad debt expense	214	(895)
Deferred income taxes, net	(49)	(376)
Unrealized foreign exchange (gain) loss	130	(238)
Change in fair value of liability classified warrants	—	(108)
Changes in assets and liabilities:
Accounts receivable	19,360	15,017
Manufacturing inventories	(7,141)	3,170
Service parts inventories	(639)	(860)
Accounts payable	2,593	(11,048)
Accrued restructuring charges	(471)	(706)
Accrued compensation	(3,838)	(4,277)
Deferred revenue	(7,648)	(4,433)
Other assets and liabilities	(2,390)	8,561

Net cash provided by operating activities	903	2,554

Cash flows from investing activities:
Purchases of property and equipment	(444)	(695)
Cash distributions from investments	—	322

Net cash used in investing activities	(444)	(373)

Cash flows from financing activities:
Borrowings of long-term debt and subordinated convertible debt, net of debt issuance costs	—	77,806
Repayments on long-term debt	(413)	(80,674)
Payment of tax withholding due upon vesting of restricted stock	—	(6)

Net cash used in financing activities	(413)	(2,874)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(53)	(67)

Net decrease in cash, cash equivalents and restricted cash	(7)	(760)

Cash, cash equivalents and restricted cash at the beginning of period	16,855	17,207

Cash, cash equivalents and restricted cash at the end of period	$16,848	$16,447

Supplemental disclosure of cash flow information:
Purchases of property and equipment included in accounts payable	$155	$2
Transfer of inventory to property and equipment	118	72

Cash Paid For:
Interest	$5,129	$4,399
Income taxes, net of refunds	126	(58)

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the consolidated balance sheets that sum to the total of the same such amounts shown in the statement of cash flows:

Cash and cash equivalents	$10,806	$10,227
Restricted cash	1,042	1,220
Restricted cash, long-term	5,000	5,000

Total cash, cash equivalents and restricted cash at the end of period	$16,848	$16,447

QUANTUM CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	March 31,
	2019	2018
Assets
Current assets
Cash and cash equivalents	$10,790	$10,865
Accounts receivable, net of allowance for doubtful accounts of $68 and $320 as of March 31, 2019 and 2018, respectively	86,828	96,350
Manufacturing inventories	18,440	34,428
Service part inventories	19,070	21,889
Other current assets	18,095	13,565
Restricted cash	1,065	1,342

Total current assets	154,288	178,439
Property and equipment, net	8,437	9,698
Intangible assets, net	34	138
Restricted cash, long-term	5,000	5,000
Other long-term assets	5,112	9,364

Total assets	$172,871	$202,639

Liabilities and stockholders’ deficit
Current liabilities
Accounts payable	$37,395	$62,646
Deferred revenue, current	90,407	96,866
Accrued restructuring charges, current	2,876	3,166
Long-term debt, current portion	1,650	7,500
Accrued compensation	17,117	19,460
Other accrued liabilities	29,025	17,638

Total current liabilities	178,470	207,276
Deferred revenue, long-term	36,733	38,587
Accrued restructuring charges, long-term	—	2,653
Long-term debt, net of current portion	145,621	115,986
Other long-term liabilities	11,827	11,604

Total liabilities	372,651	376,106
Commitment and contingencies
Stockholders’ deficit
Preferred stock 20,000 shares authorized; no shares issued or outstanding as of March 31, 2019 and 2018	—	—
Common stock, $0.01 par value per share; 1,000,000 shares authorized; 36,040 and 35,443 shares issued and outstanding at March 31, 2019 and March 31, 2018, respectively	360	354
Additional paid-in capital	499,224	481,610
Accumulated deficit	(697,954)	(655,157)
Accumulated other comprehensive loss	(1,410)	(274)

Total stockholders’ deficit	(199,780)	(173,467)

Total liabilities and stockholders’ deficit	$172,871	$202,639

QUANTUM CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except per share amounts)

	Years Ended March 31,
	2019	2018	2017 (As Restated)
Revenue:
Product revenue	$244,654	$268,582	$308,318
Service revenue	134,696	136,523	145,938
Royalty revenue	23,330	32,579	38,798

Total revenue	402,680	437,684	493,054

Costs and expenses:
Product cost of revenue	179,846	206,111	226,660
Service cost of revenue	55,220	58,789	61,122

Total cost of revenue	235,066	264,900	287,782

Gross profit	167,614	172,784	205,272

Operating expense
Research and development	32,113	38,562	44,379
Sales and marketing	69,400	102,242	100,527
General and administrative	65,277	52,128	51,590
Restructuring charges	5,570	8,474	2,095

Total operating expenses	172,360	201,406	198,591

Income (loss) from operations	(4,746)	(28,622)	6,681
Other (income) expense, net
Interest expense, net	21,095	11,670	7,993
Loss on debt extinguishment	17,458	6,934	41
Other income, net	(2,878)	(767)	(601)

Net loss before income taxes	(40,421)	(46,459)	(752)
Income tax expense (benefit)	2,376	(3,113)	1,656

Net loss	$(42,797)	$(43,346)	$(2,408)

Loss per share - basic and diluted	$(1.20)	$(1.25)	$(0.07)

Weighted-average common shares outstanding - basic and diluted	35,551	34,687	33,742

Net loss	$(42,797)	$(43,346)	$(2,408)
Change in foreign currency translation adjustments	(1,136)	1,402	(770)

Total comprehensive loss	$(43,933)	$(41,944)	$(3,178)

QUANTUM CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended March 31,
	2019	2018	2017
			(as restated)
Cash flows from operating activities:
Net loss	$(42,797)	$(43,346)	$(2,408)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	4,266	4,970	5,635
Amortization of debt issuance costs	2,825	1,537	1,373
Provision for product and service inventories	8,851	8,146	7,609
Tax benefit from settlement and Tax Reform Act	—	(3,952)	—
Stock-based compensation expense	3,409	5,394	6,698
Non-cash interest expense	1,670	49	—
Non-cash loss on debt extinguishment	17,851	6,962	—
Non-cash restructuring charges	—	598	—
Bad debt expense	315	295	24
Deferred income taxes, net	2,356	69	497
Loss on disposal of property and equipment	268	129	11
Unrealized foreign exchange (gain) loss	(224)	1,437	(650)
Change in fair value of liability classified warrants	(143)	(210)	—
(Gain) loss on investment	(2,729)	118	—
Changes in assets and liabilities:
Accounts receivable	8,054	6,510	(370)
Manufacturing inventories	13,054	(2,613)	3,827
Service parts inventories	(3,506)	(6,760)	(3,404)
Accounts payable	(25,356)	21,647	(5,284)
Accrued restructuring charges	(2,943)	(463)	(1,644)
Accrued compensation	(2,342)	(4,330)	1,784
Deferred revenue	(8,367)	4,228	(1,686)
Other assets and liabilities	8,629	(5,447)	(3,456)

Net cash provided by (used in) operating activities	(16,859)	(5,032)	8,556

Cash flows from investing activities:
Purchases of property and equipment	(2,708)	(2,584)	(2,217)
Proceeds from sale of assets	51	10	736
Cash distributions from investments	2,892	278	48

Net cash provided by (used in) investing activities	235	(2,296)	(1,433)

Cash flows from financing activities:
Borrowings of long-term debt and subordinated convertible debt, net of debt issuance costs	507,707	367,755	104,914
Repayments long-term of debt	(491,143)	(316,053)	(113,082)
Repayment of convertible subordinated debt	—	(62,827)	—
Payment of tax withholding due upon vesting of restricted stock	(354)	(1,822)	(737)
Proceeds from issuance of common stock, net	—	1,715	1,019

Net cash provided by (used in) financing activities	16,210	(11,232)	(7,886)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	62	(145)	17

Net decrease in cash, cash equivalents and restricted cash	(352)	(18,705)	(746)

Cash, cash equivalents and restricted cash at the beginning of period	17,207	35,912	36,658

Cash, cash equivalents and restricted cash at the end of period	$16,855	$17,207	$35,912

Supplemental disclosure of cash flow information:
Purchases of property and equipment included in accounts payable	$105	$173	$279
Transfer of inventory to property and equipment	$408	$1,036	$1,928
Cash Paid For:
Interest	$17,677	$10,244	$5,966
Income taxes, net of refunds	$68	$1,455	$677

NON-U.S. GAAP FINANCIAL MEASURES

To provide investors with additional information regarding our financial results, we have presented Adjusted EBITDA and Adjusted Net Income (Loss), non-U.S. GAAP financial measures defined below.

Adjusted EBITDA is a non-U.S. GAAP financial measure defined by us as net loss before interest expense, net, provision for income taxes, depreciation and amortization expense, stock-based compensation expense, cost related to the financial restatement and related activities described in the Explanatory Paragraph and Footnote 2 – “Restatement” in our most recently filed Annual Report on Form 10-K and other non-recurring expenses.

Adjusted Net Income (Loss) is a non-U.S. GAAP financial measure defined by us as net loss before, restructuring charges, cost related to the financial restatement and related activities described in the Explanatory Paragraph and Footnote 2 – “Restatement” in our most recently filed Annual Report on Form 10-K and other non-recurring expenses. The Company calculates Adjusted Net Income (Loss) per Basic and Diluted share using the Company’s above-referenced definition of Adjusted Net Income (Loss).

The Company considers non-recurring expenses to be expenses that have not been incurred within the prior two years and are not expected to recur within the next two years. Such expenses include certain strategic and financial restructuring expenses.

We have provided below a reconciliation of Adjusted EBITDA and Adjusted Net Income (Loss) to net loss, the most directly comparable U.S. GAAP financial measure. We have presented Adjusted EBITDA because it is a key measure used by our management and the board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short and long-term operating plans. In particular, we believe that the exclusion of the amounts eliminated in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business performance. The Company believes Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Basic and Diluted Share serve as appropriate measures to be used in evaluating the performance of its business and help its investors better compare the Company’s operating performance over multiple periods. Accordingly, we believe that Adjusted EBITDA and Adjusted Net Income (Loss) provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and our board of directors.

Our use of Adjusted EBITDA and Adjusted Net Income (Loss) have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our financial results as reported under U.S. GAAP. Some of these limitations are as follows:

•

although depreciation and amortization expense are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•

Adjusted EBITDA does not reflect: (1) interest and tax payments that may represent a reduction in cash available to us; (2) capital expenditures, future requirements for capital expenditures or contractual commitments; (3) changes in, or cash requirements for, working capital needs; (4) the potentially dilutive impact of stock-based compensation; (5) potential ongoing costs related to the financial restatement and related activities; or (6) potential future strategic and financial restructuring expenses; (7) potential ongoing costs related to the financial restatement and related activities; (8) potential future strategic and financial restructuring expenses; or (9) other non-recurring expenses;

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Adjusted Net Income (Loss) does not reflect: (1) potential future restructuring activities; (2) potential ongoing costs related to the financial restatement and related activities; or (3) potential future strategic and financial restructuring expenses; and

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other companies, including companies in our industry, may calculate Adjusted EBITDA, Adjusted Net Income or similarly titled measures differently, which reduces its usefulness as a comparative measure.

Because of these and other limitations, you should consider Adjusted EBITDA and Adjusted Net Income (Loss) along with other U.S. GAAP-based financial performance measures, including various cash flow metrics, loss, and our U.S. GAAP financial results. The following is a reconciliation of Adjusted EBITDA and Adjusted Net Income (Loss) to net loss, the most directly comparable financial measure calculated in accordance with U.S. GAAP, for each of the periods indicated:

RECONCILIATION OF NON-GAAP TO U.S. GAAP

Adjusted EBITDA	For the three months ended June 30,
(dollars in thousands)	2019	2018
U.S. GAAP Net loss	$(3,807)	$(7,485)
Interest expense, net	6,306	3,935
Provision for income taxes	338	(575)
Depreciation and amortization expense	1,021	1,130
Stock-based compensation expense	987	427
Restructuring charges	263	3,907
Cost related to financial restatement and related activities	7,990	5,122
Other non-recurring expenses	—	749

Adjusted EBITDA	$13,098	$7,210

Adjusted Net Income	For the three months ended June 30,
(dollars in thousands, except per share amounts)	2019	2018
U.S. GAAP Net Loss	$(3,807)	$(7,485)
Restructuring charges	263	3,907
Cost related to financial restatement and related activities	7,990	5,122
Other non-recurring expenses	—	749

Adjusted Net Income	$4,446	$2,293

Adjusted Income per share:
Basic	$0.12	$0.06
Diluted	$0.11	$0.06
Weighted average shares outstanding:
Basic	36,045	35,444
Diluted	40,973	36,638

Adjusted EBITDA (dollars in thousands)	For the years ended March 31,
	2019	2018	2017 (As Restated)
U.S. GAAP Net loss	$(42,797)	$(43,346)	$(2,408)
Interest expense, net	21,095	11,670	7,993
Income tax (benefit) expense	2,376	(3,113)	1,656
Depreciation and amortization expense	4,266	4,970	5,635
Stock based compensation expense	3,409	5,394	6,698
Restructuring charges	5,570	8,474	2,095
Loss on extinguishment of debt	17,458	6,934	41
Cost related to financial restatement and related activities	19,664	1,709	—
Non-recurring other	1,500	2,848	—

Adjusted EBITDA	$32,541	$(4,460)	$21,710

Adjusted Net Income (Loss) (dollars in thousands except per share amounts)	For the years ended March 31,
	2019	2018	2017 (As Restated)
U.S. GAAP Net loss	$(42,797)	$(43,346)	$(2,408)
Restructuring charges	5,570	8,474	2,095
Loss on extinguishment of debt	17,458	6,934	41
Cost related to financial restatement and related activities	19,664	1,709	—
Non-recurring other	1,500	2,848	—

Adjusted net income (loss)	$1,395	$(23,381)	$(272)

Adjusted net income (loss) per share:
Basic	0.04	(0.67)	(0.01)
Diluted	0.03	(0.67)	(0.01)
Weighted average shares outstanding:
Basic	35,551	34,687	33,742
Diluted	40,515	34,687	33,742